EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS
AND 2015 FISCAL YEAR GUIDANCE

Midland, Texas (February 26, 2015) - CSI Compressco LP (CSI Compressco or the Partnership) (NASDAQ: CCLP) today announced fourth quarter 2014 consolidated results. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the fourth quarter of 2014 were $31.3 million, with net income of $4.4 million. This compares to EBITDA and net income of $10.2 million and $6.3 million, respectively, during the fourth quarter of 2013. Results for the fourth quarter of 2014 include a full quarter impact of the prior acquisition of Compressor Systems, Inc. (“CSI”) and pretax transaction costs related to the acquisition of CSI of $2.6 million, or approximately $0.05 per common diluted unit after tax in the aggregate. Distributable cash flow for the quarter ended December 31, 2014 was $28.4 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the fourth quarter 2014 results include:

•	Record quarterly Partnership revenues of $124.8 million,

•	Record monetary increase of $0.025 to the quarterly distribution, a 5.4% increase over Q3 2014,

•	Ending Q4 fleet utilization of 87.7%, compared to 85.9% at the end of Q3 2014; and

•	Implementation of our new name, logo and NASDAQ ticker symbol.

	Quarter Ended		2014 vs. 2013
	December 31, 2014	December 31, 2013
	(In Thousands, Except Ratios and Percentages)
Net income (a)	$4,361	$6,347	(31)%
EBITDA	$31,283	$10,212	206%
Cash distribution	$16,609	$6,943	139%
Distribution coverage ratio	1.71x	1.46x	17%
Capital expenditures	$22,069	$4,599	380%
(a) Including $2.6 million CSI transaction costs.

Consolidated revenues for the quarter ended December 31, 2014 were $124.8 million versus $32.4 million in the fourth quarter of 2013. Income before tax for the quarter ended December 31, 2014 was $3.4 million versus $6.1 million for the fourth quarter of 2013. Results of operations for the fourth quarter of 2014 compared to the fourth quarter of 2013 reflect several key items, including continued improvement in fleet utilization, results from the acquisition of CSI, and $2.6 million in transaction costs related to the CSI acquisition.

During the fourth quarter we continued to improve overall fleet utilization while also adding almost 17,000 horsepower to the fleet. Horsepower deployed in the fourth quarter was most notable in the Permian Basin, South Texas and Mid-Continent regions. As of December 31, 2014, the fleet utilization rate was 87.7%. We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date. Our aftermarket services business remained active with several projects in the Permian Basin and Western US. Equipment and parts sales recorded during the period were primarily compressor packages supporting midstream applications. At December 31, 2014, the Partnership had liquidity of $239 million including cash on hand of $34 million and $205 million available on our credit facility before deducting for bonds and letters of credit of $13 million.

Unaudited results of operations for the three and twelve month periods ended December 31, 2014 compared to the prior year periods are presented in the accompanying financial tables.

Timothy A. Knox, President of CSI Compressco, commented, “We are very excited to be operating with our new name, logo, and NASDAQ ticker symbol, which better reflect the Partnership’s history, culture, and capabilities. Formalizing our new name allowed us to move forward with additional integration efforts, including increased marketing and contract conversions. Wrapping up our first combined full quarter in a cycle of declining oil and gas prices, we are pleased with our financial results, our continued focus on safety and process improvement, and the teamwork that is taking hold throughout the Partnership. Integration efforts continue and are transitioning into the more discrete issues of execution of daily tasks. In January we announced an increased quarterly distribution, the 9th increase in the past 10 quarters, with the increase being the Partnership’s largest quarterly increase in monetary terms. Developing the 2015 business plan for the larger combined entity in the current energy market environment has been a challenging process, and today we are pleased to announce 2015 financial guidance estimates of $460 to $480 million in revenues, $16 to $22 million in pretax profit, and $125 to $135 million in EBITDA.

Mr. Knox further remarked, “Entering our first full year of operation as CSI Compressco, the market is much different than it was one year ago. Our projected revenues for 2015 represent a 4% to 8% decrease from our annualized actual revenues for the fourth quarter 2014, with EBITDA increasing up to 8% compared to our actual annualized EBITDA for the fourth quarter of 2014 (fourth quarter annualized revenues and EBITDA are non-GAAP financial measures that are reconciled to the nearest GAAP financial measures in the tables accompanying this press release). We will continue our efforts to aid in our customers’ success, maintain and grow market share, and protect profit with the continued synergies of our integration combined with additional cost optimization. We enter 2015 with a manufacturing sales backlog of $120 million in compressor and pump sales, as well as $83 million (approximately 99,000 horsepower) in planned service fleet additions. We see opportunities to increase our presence both domestically and internationally by leveraging the expanded product and service offering and operating footprint of CSI Compressco.

“We anticipate aggregate 2015 capital expenditures and depreciation and amortization expense of approximately $100 million and $78 million, respectively. Our 2015 capital expenditure plan supports ongoing investments in the service fleet through additions and upgrades, as well as $14 million in service fleet maintenance capital, and $3 million for continued improvements and upkeep to facilities, vehicles and other equipment.”

CSI Compressco will host a conference call to discuss fourth quarter 2014 results today, February 26, 2015, at 10:30 am Eastern Time. The phone number for the call is 866/374-8397. The conference will also be available by live audio webcast and may be accessed through the CSI Compressco website at www.compressco.com.

On January 20, 2015, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the fourth quarter of 2014 of $0.485 per outstanding unit, which was paid on February 13, 2015 to unitholders of record as of the close of business on January 30, 2015. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the fourth quarter of 2014 was 1.71x.

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of over 6,000 compressor packages providing in excess of 1.0 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facilities in Midland, Texas and Oklahoma City, Oklahoma, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s aftermarket services business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets,” or similar expressions that convey the uncertainty of future events, activities, expectations, or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2015, anticipated benefits and growth of CSI Compressco following the acquisition of Compressor Systems, Inc., including increases in cash distributions per unit, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding CSI Compressco' beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by CSI Compressco in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of CSI Compressco, including the ability of CSI Compressco to successfully integrate the operations of CSI and the ability to realize the anticipated benefits of the acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Neither CSI Compressco’s independent auditors, nor any other independent accountants or experts have expressed any opinion or any other form of assurance related to the Partnership’s estimates of increased cash available for distribution or their achievability, but in the view of CSI Compressco management, these estimates were prepared on a reasonable basis, reflect the best currently available information and represent, to the best of management’s knowledge and belief, CSI Compressco’s expected course of action. However, this information is not fact and this statement should not be regarded as a representation by CSI Compressco that it will pay such increased cash distributions. Some of the factors that could affect the Partnership’s actual results and the ability of CSI Compressco to increase its cash distributions per common unit as described above are described in CSI Compressco' Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. CSI Compressco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Results of operations (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In Thousands)
Revenues
Compression and related services	$75,881	$28,067	$192,151	$112,937
Aftermarket services	9,029	—	15,624	—
Equipment and parts sales	39,927	4,380	74,872	8,364
Total revenues	124,837	32,447	282,647	121,301

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and related services	36,932	14,812	98,874	63,425
Cost of aftermarket services	8,313	—	13,579	—
Cost of equipment and parts sales	33,597	2,595	62,214	4,691
Total cost of revenues	78,842	17,407	174,667	68,116

Selling, general, and administrative expense	12,835	4,479	32,100	17,467
Depreciation and amortization	20,249	3,919	41,158	14,642
Interest expense, net	7,662	166	12,964	469
Other expense, net	1,877	349	11,672	782
Income before tax provision	3,372	6,127	10,086	19,825
Provision (benefit) for income taxes	(989)	(220)	(1,172)	2,258
Net income	$4,361	$6,347	$11,258	$17,567

Net income per diluted common unit	$0.12	$0.40	$0.47	$1.10

Reconciliation of Non-GAAP Financial Measures

CSI Compressco includes in this release the non-GAAP financial measures EBITDA, adjusted EBITDA, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted fourth quarter 2014 EBITDA is defined as EBITDA excluding transaction costs associated with the CSI acquisition and enterprise reporting system implementation costs.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold, non-cash charges and losses that are unusual or non-recurring, and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three and twelve month periods ended December 31, 2014 and December 31, 2013:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In Thousands)
Net income	$4,361	$6,347	$11,258	$17,567
Provision (benefit) for income taxes	(989)	(220)	(1,172)	2,258
Depreciation and amortization	20,249	3,919	41,158	14,642
Interest expense, net	7,662	166	12,964	469
EBITDA	$31,283	$10,212	$64,208	$34,936

The following table reconciles fourth quarter 2014 revenues and EBITDA to annualized fourth quarter 2014 revenues and EBITDA compared to our 2015 guidance range.

	2014 Results		2015 Guidance Range
	Q4	Annualized Q4	Low End	High End
	(In Thousands, Except Percentages)
Revenues	$124,837	$499,348	$460,000	$480,000
Revenue guidance as a % of annualized Q4 result			(8)%	(4)%
EBITDA	$31,283	$125,132	$125,000	$135,000
EBITDA guidance as a % of annualized Q4 result			—%	8%

The following table reconciles EBITDA to adjusted EBITDA for the three month periods ended December 31, September 30, and June 30, 2014 and the twelve month period ended December 31, 2014:

	Three Months Ended			Twelve Months Ended December 31, 2014
	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
	(In Thousands)
EBITDA	$31,283	$14,522	$9,309	$64,208
CSI transaction related expenses	2,634	9,769	855	13,258
ERP implementation costs	—	900	—	900
Adjusted EBITDA	$33,917	$25,191	$10,164	$78,366

CSI transaction related costs in SG&A	$2,634	$2,913	$—	$5,547

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and twelve month periods ended December 31, 2014:

	Three Months Ended	Twelve Months Ended
	December 31, 2014	December 31, 2014
	(In Thousands)
Net income (loss)	$4,361	$11,258
Provision (benefit) for income taxes	(989)	(1,172)
Depreciation and amortization	20,249	41,158
Interest expense, net	7,662	12,964
EBITDA	31,283	64,208

Less:
Current income tax benefit (expense)	(2,435)	(3,459)
Maintenance capital expenditures	(2,888)	(4,974)
Interest expense	(7,662)	(12,964)
Plus:
Non-cash cost of compressors sold	6,158	6,529
Equity compensation	625	1,544
Amortization of finance costs	728	1,163
CSI transaction related expenses	2,634	13,258
Distributable cash flow	$28,443	$65,305

Cash distribution attributable to period	$16,609	$46,664

Distribution coverage ratio	1.71x	1.40x

Contact:
CSI Compressco LP, Midland, Texas
Timothy A. Knox, 432/563-1170
Fax: 432/561-9732
www.compressco.com